CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 28, 2022, relating to the financial statements and financial highlights of WesMark Funds, comprising WesMark Small Company Fund, WesMark Large Company Fund, WesMark Balanced Fund, WesMark Government Bond Fund, WesMark West Virginia Municipal Bond Fund, and WesMark Tactical Opportunity Fund, for the year ended December 31, 2021, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Information” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

April 1, 2022